Exhibit 4.4

THE VALSPAR CORPORATION

TENTH SUPPLEMENTAL INDENTURE

Dated as of June 2, 2017

to

Indenture Dated as of April 24, 2002

U.S. BANK NATIONAL ASSOCIATION

Series Trustee

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

(as successor to Bank One Trust Company, N.A.)

Original Trustee

TENTH SUPPLEMENTAL INDENTURE (this “Tenth Supplemental Indenture”), dated as of June 2, 2017, among THE VALSPAR CORPORATION, a Delaware corporation (the “Company”), U.S. Bank National Association, (the “Series Trustee”), and The Bank of New York Mellon Trust Company, N.A. (as successor to Bank One Trust Company, N.A.) (the “Original Trustee” and, together with the Series Trustee, the “Trustee”).

RECITALS

WHEREAS, the Company has heretofore executed and delivered to the Original Trustee an Indenture dated as of April 24, 2002 (the “Existing Indenture”), as supplemented by the Sixth Supplemental Indenture dated as of July 27, 2015 (the “Supplemental Indenture” and, collectively with the Existing Indenture and this Tenth Supplemental Indenture, the “Indenture”), providing for the issuance by the Company of its 3.950% Notes due 2026 (the “Notes”);

WHEREAS, $350,000,000 aggregate principal amount of the Notes is currently outstanding;

WHEREAS, on March 19, 2016, the Company entered into a merger agreement (as amended or supplemented from time to time, the “Merger Agreement”), by and among The Sherwin-Williams Company (“Sherwin-Williams”), Viking Merger Sub, Inc., a wholly owned subsidiary of Sherwin-Williams, and the Company, pursuant to which Sherwin-Williams has acquired the Company (the “Acquisition”);

WHEREAS, pursuant to the terms of the Merger Agreement, the Company has agreed to use its reasonable best efforts to provide all reasonable cooperation reasonably requested by Sherwin-Williams in connection with any offers to purchase or exchange and consent solicitations with respect to any or all of the outstanding series of senior notes of the Company, on such terms and conditions, including amendments to the terms and provisions of the applicable indentures, that are specified from time to time, by Sherwin-Williams and which are permitted by the terms of such series of senior notes, the applicable indentures and applicable law;

WHEREAS, in connection with the Acquisition, Sherwin-Williams has made exchange offers (the “Exchange Offers”) to Eligible Holders (as defined in the Offering Memorandum and Consent Solicitation Statement (herein so called) of Sherwin Williams dated May 2, 2017) of the Notes and has been soliciting consents (the “Consent Solicitation”) to this Tenth Supplemental Indenture, on behalf of the Company, upon the terms and subject to the conditions set forth in the Offering Memorandum and Consent Solicitation Statement and the related Letter of Transmittal and Consent (which together, including any amendments, modifications or supplements thereto, govern the Consent Solicitation with respect to the Notes);

WHEREAS, Section 902 of the Existing Indenture provides, among other things, that the Company and the Trustee may, with the consent of the Holders of not less than a majority in principal amount of the outstanding Notes, enter into one or more indentures supplemental to the Existing Indenture for the purpose of changing in any manner or eliminating any of the provisions of the Existing Indenture or of modifying in any manner the rights of the Holders of the Notes (subject to certain exceptions);

WHEREAS, the Company, in the exercise of the power and authority conferred upon and reserved to it under the provisions of the Existing Indenture and pursuant to appropriate resolutions of the Board of Directors, has duly determined to make, execute and deliver to the Trustee this Tenth Supplemental Indenture to the Existing Indenture in order to eliminate certain provisions of the Existing Indenture and the Supplemental Indenture, as permitted by Section 902 thereof;

WHEREAS, (1) the Company has received the consent of the Holders of at least a majority in principal amount of the outstanding Notes (excluding any Notes owned by the Company or any of its Affiliates), all as certified by a certificate of the information agent with respect to the Consent Solicitation, as the duly appointed proxy of such Holders, delivered to the Company and the Trustee, (2) the Company has delivered to the Trustee simultaneously with the execution and delivery of this Tenth Supplemental Indenture an Officers’ Certificate and an Opinion of Counsel relating to this Tenth Supplemental Indenture, as contemplated by Sections 102 and 903 of the Existing Indenture, and (3) the Company has satisfied all other conditions required under the Existing Indenture to enable the Company and the Trustee to enter into this Tenth Supplemental Indenture;

WHEREAS, the Company has requested that the Trustee enter into this Tenth Supplemental Indenture; and

WHEREAS, all things necessary to make this Tenth Supplemental Indenture a valid, binding and legal agreement of the Company, have been done.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

APPLICATION OF SUPPLEMENTAL INDENTURE

Section 1.01 Effect of this Tenth Supplemental Indenture.

With respect to the Notes only, the Existing Indenture and the Supplemental Indenture, as applicable, are hereby amended pursuant to Section 902 of the Existing Indenture by deleting the following Sections or clauses of the Existing Indenture or the Supplemental Indenture, as applicable, and all references and definitions related thereto in their entirety:

(a)	Article IV (“Change of Control”) of the Supplemental Indenture;

(b)	Section 6.01 (“Limitation on Liens”) of the Supplemental Indenture;

(c)	Section 6.02 (“Limitation on Sale and Leaseback Transactions”) of the Supplemental Indenture;

(d)	Clauses (3) (default under the Existing Indenture), (4) (default in the payment at stated maturity of certain other indebtedness of the Company), (5) (the occurrence of certain events of default under mortgages, indentures or instruments for borrowed money), (6) (commencement of involuntary bankruptcy case), (7) (commencement of voluntary bankruptcy case), (8) (default in the payment of a final judgment, decree or order) and (9) (other Events of Default with respect to the Notes) of Section 501 (“Events of Default”) of the Existing Indenture;

(e)	Clauses (c) (amending Clause (6) of Section 501 of the Existing Indenture), (d) (amending Clause (7) of Section 501 of the Existing Indenture) and (e) (amending Clause (8) of Section 501 of the Existing Indenture) of Section 5.01 (“Events of Default”) of the Supplemental Indenture; and

(f)	Section 704 (“Reports by Company”) of the Existing Indenture, except to the extent required by the Trust Indenture Act.

Section 1.02 Amendments to Notes.

The Notes are hereby amended by deleting all provisions inconsistent with the amendments to the Existing Indenture and the Supplemental Indenture effected by this Tenth Supplemental Indenture.

ARTICLE II

WAIVERS

Section 2.01 Waiver of Defaults.

As permitted by Section 513 of the Existing Indenture, any and all defaults, Events of Default or other consequences thereof under the Existing Indenture (other than any default in the payment of the principal of or interest on any Note or in respect of a covenant or provision of the Existing Indenture which under Article Nine of the Existing Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Note) for failure to comply with the provisions identified in Section 1.01 above that may have resulted in connection with, or may result from and after the consummation of, the Acquisition or the Exchange Offers, are hereby irrevocably waived.

ARTICLE III

MISCELLANEOUS

Section 3.01 Continuing Effect of the Existing Indenture.

Except as expressly provided herein, all of the terms, provisions and conditions of the Existing Indenture, the Supplemental Indenture and the Notes outstanding thereunder shall remain in full force and effect. This Tenth Supplemental Indenture shall form a part of the Existing Indenture for all purposes, and every Holder of the Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby and all terms and conditions of the Existing Indenture, the Supplemental Indenture and this Tenth Supplemental

Indenture shall be read together as though they constitute a single instrument, except that in the case of conflict the provisions of this Tenth Supplemental Indenture shall control.

Section 3.02 Definitions.

All capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Existing Indenture or the Supplemental Indenture, as applicable.

Section 3.03 Trust Indenture Act Controls.

If any provision of this Tenth Supplemental Indenture limits, qualifies or conflicts with another provision that is required or deemed to be included in this Tenth Supplemental Indenture by the Trust Indenture Act, the required or deemed provision shall control.

Section 3.04 Governing Law.

THIS TENTH SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 3.05 Successors.

All agreements of the Company in this Tenth Supplemental Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Tenth Supplemental Indenture shall bind its successors.

Section 3.06 Multiple Originals.

The parties may sign any number of copies of this Tenth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Tenth Supplemental Indenture.

Section 3.07 Headings.

The headings of the Articles and Sections of this Tenth Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 3.08 Trustees Not Responsible for Recitals

The recitals contained herein shall be taken as statements of the Company, and the Original Trustee and the Series Trustee do not assume any responsibility for their correctness. The Original Trustee and the Series Trustee make no representations as to the validity or sufficiency of this Tenth Supplemental Indenture, except that the Original Trustee and the Series Trustee each represents that it is duly authorized to execute and deliver this Tenth Supplemental Indenture and with respect to the Series Trustee to perform its obligations hereunder.

Section 3.09 Adoption, Ratification and Confirmation.

The Existing Indenture and the Supplemental Indenture, as amended by this Tenth Supplemental Indenture, are in all respects hereby adopted, ratified and confirmed.

IN WITNESS WHEREOF, the parties have caused this Tenth Supplemental Indenture to be duly executed as of the date first written above.

THE VALSPAR CORPORATION

By:	/s/ Allen J. Mistysyn
Name: Allen J. Mistysyn
Title: Vice President and Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Series Trustee

By:	/s/ Joshua A. Hahn
Name: Joshua A. Hahn
Title: Vice President

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Original Trustee

By:	/s/ Lawrence M. Kusch
Name: Lawrence M. Kusch
Title: Vice President

This is a signature page to the Tenth Supplemental Indenture.